Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED FEBRUARY 28, 2019 AND SETS RECORD DATE

FOR ANNUAL SHAREHOLDER MEETING

Midlothian, TX. April 22, 2019 -- Ennis, Inc. (the “Company"), (NYSE: EBF), today reported financial results for the quarter and fiscal year ended February 28, 2019.  Highlights include:

•	Revenues increased $13.6 million, or 15.6% for the comparative quarter, and $30.6 million, or 8.3% for the comparative fiscal year.
•

Earnings per diluted share from continuing operations for the current quarter were $0.32 compared to $0.32 for the comparable quarter last year, which included the Tax Act benefit.  Earnings per diluted share were $1.45 for the current fiscal year as compared to $1.29 for the comparative fiscal year.

Financial Overview

The financial overview includes only the Company’s continuing print operations.  The Company sold Alstyle Apparel on May 25, 2016, resulting in the apparel division being classified as discontinued operations during the 2018 fiscal year, and the print division remaining as the continuing operations of the Company.

Continuing Operations

The Company’s revenues for the fourth quarter ended February 28, 2019 were $100.7 million compared to $87.1 million for the same quarter last year, an increase of $13.6 million, or 15.6%.  Gross profit margin ("margin") was $29.1 million for the quarter, or 28.9%, as compared to $26.4 million, or 30.3% for the fourth quarter last year.  Net earnings for the quarter were $8.2 million, or $0.32 per diluted share compared, to $8.2 million, or $0.32 per diluted share, for the fourth quarter last year.  The enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) on December 22, 2017 had an impact of increasing the Company’s earnings last year for the quarter by $3.6 million, or $0.14 per diluted share.  Due to the impact of the Tax Act, the Company paid a special bonus to its non-managerial employees that negatively impacted the Company’s earnings during the same quarter by $0.03 per share.

The Company’s revenues for the fiscal year ended February 28, 2019 were $400.8 million compared to $370.2 million for the prior fiscal year, an increase of $30.6 million, or 8.3%.  Our acquisitions during the year contributed over $44.0 million in net sales for the year.  Margin was $123.4 million, or 30.8%, as compared to $117.2 million, or 31.7% for the fiscal years ended February 28, 2019 and February 28, 2018, respectively.  Net earnings for the fiscal year were $37.4 million, or $1.45 per diluted share compared to $32.8 million, or $1.29 per diluted share for the prior fiscal year.

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure.  To provide additional information, the Company also reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings from operations before interest expense, tax expense, depreciation, and amortization).

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information.  Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations.  In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.

Reconciliations of non-GAAP financial measures for the quarter and the fiscal year to the most directly comparable measures calculated and presented in accordance with GAAP are set forth in the following table.  Other companies may calculate non-GAAP adjusted financial measures differently than Ennis, which limits the usefulness of the non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA from continuing operations, a non-GAAP financial measure, for the three and twelve months ended February 28, 2019 and February 28, 2018, to the most comparable GAAP measure, net earnings from continuing operations (dollars in thousands).

	Three months ended		Year ended
	February 28,		February 28,
	2019	2018	2019	2018
Net earnings from continuing operations	$8,204	$8,160	$37,437	$32,758
Income tax expense (benefit)	2,753	(296)	12,497	14,151
Interest expense	241	220	1,154	777
Depreciation and amortization	4,184	3,509	16,189	14,091
EBITDA (non-GAAP)	$15,382	$11,593	$67,277	$61,777

% of revenues	15.3%	13.3%	16.8%	16.7%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “We are pleased with our performance for the fourth quarter and the year given the challenges of the print industry.  Our EBITDA showed a nice increase of almost 33% during the quarter, as our operating earnings showed a similar increase as well.  This has allowed us to almost replenish our coffers for the acquisitions completed this year. As we have discussed previously, tight supply of raw materials has allowed for multiple price increases over the past year, which has placed considerable pressure on all print manufacturers’ margins.  In previous years, less frequent raw material cost increases have allowed for more orderly and timely pricing adjustments.  We believe the numerous cost increases to raw materials impacted all print manufacturers’ ability to timely pass through these increases to the marketplace, including in the fourth quarter.  Although we expect pricing and costs in the marketplace to normalize over the long term, we anticipate to continue to experience pricing pressure in the short term.  Mitigating the pricing pressure, our recent acquisitions have positively impacted our top and bottom lines, adding over $17.0 million in sales and over 5 1/2 cents to our earnings per diluted share for the quarter.  Even with our recent acquisitions, we believe we still have one of the strongest balance sheets in the industry and our cash position remains significant.  As such, we will continue to explore strategic opportunities as a way to profitably utilize our cash and leverage our balance sheet.”

In Other News

The 2019 Annual Meeting of Shareholders will be held on July 18, 2019, with a record date of May 20, 2019.

About Ennis

Since 1909, Ennis has been primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States.  Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors.  Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products.  For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2018 and its Quarterly Reports on Form 10-Q for the fiscal quarters ending May 31, 2018, August 31, 2108 and November 30, 2018.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Unaudited Condensed Consolidated Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Year ended
Condensed Consolidated Operating Results	February 28,		February 28,
	2019	2018	2019	2018
Revenues	$100,702	$87,088	$400,782	$370,171
Cost of goods sold	71,611	60,693	277,422	252,969
Gross profit margin	29,091	26,395	123,360	117,202
Operating expenses	18,228	18,329	73,273	69,384
Operating income	10,863	8,066	50,087	47,818
Other expense	(94)	202	153	909
Earnings from continuing operations before income taxes	10,957	7,864	49,934	46,909
Income tax (benefit) expense	2,753	(296)	12,497	14,151
Earnings from continuing operations	8,204	8,160	37,437	32,758
Gain on sale of discontinued operations, net of tax	—	147	—	147
Net earnings	$8,204	$8,307	$37,437	$32,905

Weighted average common shares outstanding
Basic	26,051,019	25,372,241	25,829,804	25,391,998
Diluted	26,063,024	25,408,886	25,842,179	25,417,244

Earnings per share - basic and diluted
Earnings per share on continuing operations	$0.32	$0.32	$1.45	$1.29
Gain per share on sale of discontinued operations	—	0.01	—	0.01
Net earnings	$0.32	$0.33	$1.45	$1.30

			February 28,	February 28,
Condensed Consolidated Balance Sheet Information			2019	2018
Assets
Current Assets
Cash			$88,442	$96,230
Accounts receivable, net			40,357	35,654
Inventories, net			35,411	26,480
Other			1,955	4,980
Total Current Assets			166,165	163,344
Property, plant & equipment, net			53,134	45,908
Goodwill and intangible assets			142,906	119,857
Other			880	330
Total Assets			$363,085	$329,439
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$13,728	$12,168
Accrued expenses			17,895	17,403
Total Current Liabilities			31,623	29,571
Long-term debt			30,000	30,000
Other non-current liabilities			12,335	8,164
Total liabilities			73,958	67,735
Shareholders' Equity			289,127	261,704
Total Liabilities and Shareholders' Equity			$363,085	$329,439

			Year ended
			February 28,
Condensed Consolidated Cash Flow Information			2019	2018
Cash provided by operating activities			$51,335	$45,290
Cash used in investing activities			(31,770)	(3,953)
Cash used in financing activities			(27,353)	(25,573)
Change in cash			(7,788)	15,764
Cash at beginning of period			96,230	80,466
Cash at end of period			$88,442	$96,230

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